QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

ABER DIAMOND CORPORATION P.O. BOX 4569, STATION A TORONTO, ONTARIO, CANADA M5W 4T9 TEL 416.362.2237 FAX 416.362.2230 WWW.ABER.CA

NEWS RELEASE

Winter Road Update

MARCH 22, 2006 — Toronto, Canada — ABER DIAMOND CORPORATION (TSX-ABZ, NASDAQ-ABER)

The operation of the Winter Road that services various mining and exploration operations located northeast of Yellowknife, including the Diavik Diamond Mine, has been suspended due to deteriorating ice conditions. Operating conditions will be reviewed until March 25th but, if current temperatures persist, the road may not reopen again this season.

The Diavik Mine has approximately 44 million litres of diesel fuel on site at the present time, sufficient for about 10 or 11 months of operations. All other critical loads that exceed size limitations for air transport have been hauled to site with the exception of 10 truck loads of excavation shovel and dyke cut-off wall construction components. These loads are being reviewed for disassembly or other alternatives for delivery.

The Mine Plan development schedule will be reviewed in the light of the reduced road haulage capacity this year but no suspension of mining operations is contemplated.

This news release contains "forward looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. When used in this release, words such as "estimate", "expect", "anticipate", "projected", "planned", "forecasted" and similar expressions are intended to identify forward-looking statements — which are, by their very nature, not guarantees of Aber's future operational or financial performance, and are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Due to risks and uncertainties, actual events may differ materially from current expectations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Aber

Aber Diamond Corporation is a specialist diamond company focusing on the mining and retail segments of the diamond industry. The Company supplies rough diamonds to the global market through its 40% ownership in the Diavik Diamond Mine, located off Lac de Gras in Canada's Northwest Territories. Aber also holds approximately a 53% interest in Harry Winston Inc., the premier retailer of diamond jewelry.

For further information, please contact:

Robert A. Gannicott, Chairman and Chief Executive Officer — (416) 362-2237
Amir Kalman, Director, Investor Relations — (416) 362-2237 (ext. 244)

QuickLinks

NEWS RELEASE
Winter Road Update